Exhibit 10.51

Execution Version

December 28, 2022
Garner B. Meads, III
    RE: Acceleration of Payments
Dear Garner:
As you are aware, Vivint Smart Home, Inc., (the “Company”) has entered into an Agreement and Plan of Merger dated December 6, 2022 (the “Merger Agreement”) with NRG Energy, Inc. (“Parent”) and the other parties enumerated therein, pursuant to which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Reference is made to your employment agreement with the Company, dated as of June 20, 2022 (the “Employment Agreement”) and your side letter agreement with Parent, dated as of December 6, 2022 (together, the “Employment Arrangements”). Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Employment Arrangement.
By signing below, you and the Company each agree that:
1.Subject to your agreement in Paragraph 2 below, the Company has elected (at your request) to:
a.accelerate the timing of the vesting, as of December 28, 2022 (the “Acceleration Date”), of 71,269 outstanding time-based restricted stock units (“RSUs”) held by you that would otherwise be eligible to vest on each of January 17, 2023 (with respect to 5,548 RSUs), March 1, 2023 (with respect to 21,554 RSUs), September 1, 2023 (with respect to 9,713 RSUs) and December 2, 2023 (with respect to 34,454 RSUs);
b.accelerate the timing of the payment, as of the Acceleration Date, of cash severance compensation and benefits due to you upon a resignation of your employment from the Company with Good Reason pursuant to Section 5(e)(ii)(C) of your Employment Agreement, in the aggregate amount of $1,248,000 (equal to 150% of Base Salary ($750,000) plus 150% of actual Annual Bonus paid with respect to 2022 ($450,000) and 18 months of COBRA continuation costs ($48,000) (collectively, the “Cash Severance Amounts”)) (for the avoidance of doubt the Pro-Rated Bonus due pursuant to Section 5(e)(ii)(B) shall not be accelerated and shall, instead, be payable in accordance with the terms of the Employment Agreement if and when due), that would otherwise be expected to be paid to you following the Transaction; and
c.accelerate the timing of the payment, as of the Acceleration Date, of your 2022 Annual Bonus, at target, in the amount of $300,000, that would otherwise be, or would otherwise reasonably be expected to be, paid in the first quarter of 2023 (it being understood that you will still be eligible to receive any portion of your actual 2022 Annual Bonus determined by the Company to the extent in excess of $300,000).
2.You hereby agree to repay the following amounts upon the occurrence of any of the events described below in respect of such amounts within 30 days following the occurrence of the first event applicable to such amount (provided that you will not be required to repay any amount more than once):
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Repayment Amount	Event
An amount equal to the product of (x) the number of RSUs that would not have vested absent this letter agreement and (y) the value of a share of the Company’s common stock on the repayment date (provided that, if the Transaction has occurred, clause (y) shall be $12.00).	You cease to be employed with the Company prior to the date which any of the equity awards described in Paragraph 1(a) above would otherwise have become vested (unless you otherwise become legally entitled to receive the accelerated vesting of such equity award, including, to the extent applicable, timely executing, and not revoking, an effective Release and Waiver of Claims, substantially in the form attached to your Employment Agreement).
Cash Severance Amount	You cease to be employed with the Company without otherwise becoming legally entitled to receive the Cash Severance Amount (including your failure to timely execute, and not revoke, an effective Release and Waiver of Claims, substantially in the form attached to your Employment Agreement).
The Merger Agreement is terminated prior to the occurrence of the Transaction (unless you otherwise become legally entitled to receive the Cash Severance Amount).
You fail to become eligible to receive the Cash Severance Amount within 180 days following the Transaction (including your failure to timely execute, and not revoke, an effective Release and Waiver of Claims, substantially in the form attached to your Employment Agreement).
$300,000	You cease to be employed with the Company prior to the date which annual bonuses are otherwise payable to other senior executives of the Company (unless you otherwise become legally entitled to receive the Annual Bonus in an amount equal to or in excess of your Annual Target Bonus).

You acknowledge and agree that nothing in this letter agreement shall confer upon you any right to continue in the employ of the Company, Parent or any affiliate or interfere in any way with any right to terminate such employment at any time for any reason whatsoever (whether by the Company for Cause or

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without Cause or by you with Good Reason) without liability, subject to any rights set forth in the Employment Arrangement or this letter agreement. You acknowledge and agree that you shall not be eligible to receive any payments or benefits accelerated hereunder in a manner that results in a duplication of payments or benefits.
No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof. This letter agreement is governed by the laws of the State of Utah without regard to its conflict-of-law rules and each of the parties hereby submits to the exclusive jurisdiction of any federal or state court sitting in the State of Utah with respect to any claim or action arising relating to this letter agreement. This letter agreement may be executed in counterparts.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this letter agreement to be executed as of the date first written above.

Company:
Vivint Smart Home, Inc.
By:     /s/ David Bywater
    Name:    David Bywater
    Title:     Chief Executive Officer

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, the parties have caused this letter agreement to be executed as of the date first written above.

/s/ Garner B. Meads, III
Garner B. Meads, III

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